(a)(78)

ING INVESTORS TRUST

AMENDMENT #69 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING American Funds Growth-Income Portfolio, the ING BlackRock Large Cap Value Portfolio, the ING Lord Abbett Growth and Income Portfolio, and the ING Morgan Stanley Global Tactical Asset Allocation Portfolio, and the establishment and designation thereof, there being no shares of each such series currently outstanding.

Dated:  January 24, 2011

/s/ Colleen D. Baldwin	/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee